                         SUPPLEMENT TO CREDIT AGREEMENT

         THIS SUPPLEMENT TO CREDIT AGREEMENT (this "Supplement"), dated as of February 4, 2000, is by and among MARITRANS TANKERS INC., a Delaware corporation with its chief executive office at 1818 Market Street, Suite 3540, Philadelphia, PA 19103 ("Borrower"), MARITRANS INC., a Delaware corporation with chief executive offices at 1818 Market Street, Suite 3540, Philadelphia, PA 19103 ("Guarantor"), and MELLON BANK, N.A.., a national banking association with offices at Mellon Bank Center, 1735 Market Street, Philadelphia, PA 19103 ("Bank").

                                   Background:

         A. On or about October 17, 1997, Borrower, Guarantor and Bank entered into a Credit Agreement (the "Credit Agreement") providing for a credit facility of up to US$33,000,000.00 (the "Loan") to the Borrower. In connection with the Credit Agreement and the Loan, Borrower executed and delivered to Bank, inter alia, Borrower's promissory note in the principal amount of US$33,000,000.00 (the "Note") and Guarantor executed and delivered to Bank a Guaranty and Suretyship Agreement (the "Guaranty"). In connection therewith, Borrower executed and delivered to Lender, and there were filed of public record, first preferred ship mortgages on the Vessels PERSEVERANCE and ALLEGIANCE.

         B. On or about August 12, 1998, Borrower executed and delivered to Lender, and there were filed of public record, first preferred ship mortgages on the Vessels DILIGENCE and INTEGRITY. The Credit Agreement, Note, the four (4) Vessel Mortgages referred to above, and any other agreements, undertakings, instruments and documents related to the Loan are sometimes referred to in this Supplement collectively as the "Loan Documents."

         C. The presently scheduled maturity date for the Loan is October 17, 2000. Borrower and Guarantor have requested Lender to extend the maturity date for the Loan and reduce the maximum credit available under the Loan to $33,000,000.00, which Lender is willing to do on certain terms and conditions.

         D. Contemporaneously with the execution of this Supplement, the Borrower is executing and delivering to Bank four Assignments (individually, an "Assignment" and collectively, the "Assignments"), assigning to Lender the charters, charter hire and freights of each of the Vessels to further secure Borrower's obligations with respect to the Loan (the "Obligations"). This Supplement and the Assignments and any other agreements and documents being executed and delivered in connection herewith, are sometimes referred to collectively herein as the ("Supplemental Loan Documents").

         NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual benefits conferred hereby, the parties hereto agree to modify the Credit Agreement and the other Loan Documents as follows:

         1. Definitions. As used in this Supplement, all capitalized terms shall have the respective meanings provided therefor herein or, in absence of such provision, the respective meanings provided therefor in the Credit Agreement. Without limiting the foregoing:

                  (a) References herein and in the Credit Agreement to the "Credit Agreement" shall mean and include the Credit Agreement as modified and supplemented, including without limitation by this Supplement.

                  (b) References in any of the Loan Documents to the "Loan Documents" shall mean and include the Loan Documents as supplemented and modified, including without limitation by this Supplement.

                  (c) References to the "Second Loan," "Second Note," "Second Closing" and "Second Closing Date" shall be of no further force or effect.

         2. Extension of Maturity Date and Other Definitional Changes. The definitions of "Second Loan" in Section 1.1 of the Credit Agreement is hereby deleted, and the following definitions in Section 1.1 of the Credit Agreement are hereby modified to read in full as follows:

                  "Coverage Ratio" shall mean, for the Borrower or Guarantor as the case may be (the "Measured Entity"), as of the Measuring Date in question:

                  I. IN THE CASE OF GUARANTOR

                  The quotient obtained by dividing EBITDA of Guarantor on a Consolidated basis for the Four-Quarter Period ending on the relevant Measuring Date by the sum of the following:

                  (a) Guarantor's Prior Period Interest (on a Consolidated basis), plus

                  (b) CMLTD of Guarantor (on a Consolidated basis) plus

                  (c) Dividends and other distributions paid by Guarantor during the Four-Quarter Period ending on the relevant Measuring Date

                  -- which may also be expressed by the following formula:

         ----------------------------------------------------------------------

         Coverage Ratio  =                   EBITDA
                            -----------------------------------------
                            Prior Period Interest + CMLTD + Dividends
         ----------------------------------------------------------------------

                           II. IN THE CASE OF BORROWER

                  The quotient obtained by dividing Borrower's EBITDA for the Four-Ouarter Period ending on the relevant Measuring Date by Borrower's Prior Period Interest

                  -- which may also be expressed by the following formula:

         ----------------------------------------------------------------------

         Coverage Ratio  =                   EBITDA
                            -----------------------------------------
                                      Prior Period Interest
         ----------------------------------------------------------------------

                  "Maturity Date" means October 17, 2002.

                  "Vessel" means, individually, the vessel INTEGRITY (formerly CHEVRON OREGON) (Official No. 566080), the vessel DILIGENCE (formerly CHEVRON LOUISIANA) (Official No.584696) (collectively, the, "Chevron Vessels"), the vessel PERSEVERANCE (formerly, PHILADELPHIA SUN) (Official No. 638073) the vessel ALLEGIANCE (formerly, NEW YORK SUN (Official No. 628783) (collectively, the "Sun Vessels"), or any other vessels for which all or part of the cost of acquisition, repair or rebuilding is financed with Loan proceeds ("Additional Vessels"), as the case may be; and "Vessels" means any or all of them collectively.

                  "Vessel Mortgage" means, as to each Vessel, collectively, (i) a preferred ship mortgage and (ii) an assignment of charter, charter hire and freights, granted to Bank by Borrower on each Vessel, each in form reasonably acceptable to the Bank, which shall have been filed of public record with the United Stares Coast Guard; and "Vessel Mortgages" means the same for any more than one of the Vessels.

         3. Maximum Loan Amount; Use of Proceeds.

         (a) Subsection (a) of Section 2.1 of the Credit Agreement ("Loan") is hereby modified to read in full as follows:

                  (a) Basic Conditions. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, and absent the occurrence of an Event of Default, the Bank agrees to make advances on account of the Loan to the Borrower, to finance (i) all or part of the costs of acquiring the Sun Vessels or the Chevron Vessels, and (ii) all or part of the costs of acquisitions, repairs and rebuilding for Additional Vessels. Notwithstanding any other provision of this Agreement, the aggregate principal amount of the Loan shall not at any time exceed $33,000,000.00; (II) the aggregate amount of all Advances which the Bank shall be obligated to make and which may be outstanding and unpaid from time to time shall not in any event exceed eighty percent (80%) of the appraised value of those Vessels acquired by Borrower and which are subject to one or more duly recorded Vessel Mortgages in favor of the Bank; and (III) the aggregate amount of all Advances which the Bank shall be obligated to make and which may be outstanding and unpaid from time to time shall not in any event exceed the aggregate dollar amount (deducting the amounts of any deductibles or retentions) of Hull Insurance in force on the Vessels at the time of reference. In the event that the aggregate principal dollar amount outstanding and unpaid with respect to the Loan exceeds any of the limitations set forth in this subsection (a), the Borrower shall repay any excess immediately to Bank without demand.

                  (b) Provisions of the Credit Agreement and other Loan Documents relating to the "Second Loan" referred to therein shall be of no further force or effect.

         4. Conditions for Advances for Additional Vessels. Section 2.3 of the Credit Agreement ("Advances") is hereby modified by adding a new subsection (c) to read in full as follows:

                  (c) Conditions to Advances for Additional Vessels. Bank shall make Advances to finance all or part of the costs of acquisitions, repairs and rebuilding for Additional Vessels, provided Borrower and Guarantor shall have satisfied the following conditions with respect to each Additional Vessel for which an Advance or Advances are to be made:

                           (i) The Borrower shall have executed and delivered to the Bank, in recordable form, a Vessel Mortgage for each such Additional Vessel, along with assurances satisfactory to Bank and Bank's Counsel of the proper recording of the Vessel Mortgage in the Documentation Center and the status of the Vessel Mortgage, and endorsement by the Documentation Center, as a first priority "preferred mortgage", as defined in 46 U.S.C. Section 31301(6).

                           (ii) At Bank's request the Guarantor shall join in, but whether or not Bank so requests, Guarantor shall in any event be deemed to have joined in, each request for an Advance relating to any Additional Vessel, and such joinder (or deemed joinder) shall be deemed Guarantor's consent to the Advance, Guarantor's reaffirmation of its Guaranty obligations with respect to such Advance, and Guarantor's waiver of any conditions to such Advance which shall not have been satisfied. Guarantor acknowledges and agrees that all conditions to Advances set forth in this Agreement are for the sole benefit of Bank and not of Guarantor.

                           (iii) If requested by Bank or Bank Counsel, the Borrower and the Guarantor shall have delivered to Bank favorable opinions of their special financing and maritime counsel, dated on or before the date of the Advance, each in form and substance satisfactory to Bank and Bank's Counsel, relating to legal matters with respect to the Advance, the Additional Vessel(s) in question and the Vessel Mortgage(s) in question.

                           (iv) Bank shall have received evidence satisfactory to the Bank that all insurance coverage required to be obtained under
         Section 6.4 of this Credit Agreement has been obtained and is in force with respect to each Additional Vessel in question and a report of insurance broker or an attorney's summary of insurance, all in form and substance satisfactory to Bank and Bank's Counsel.

                           (v) Bank shall have received true an complete copies of the current certificate of documentation, executed bill of sale and purchase agreement if applicable, charters, subcharters, operating agreement and all other agreements, instruments and documents relating to each Additional Vessel for which Bank is being requested to make an Advance.

                           (vi) Bank shall have received a current fair market value appraisal satisfactory to Bank relating to each Additional Vessel for which Bank is being requested to make an Advance.

                           (vii) Borrower and Guarantor shall each execute, acknowledge and deliver such other undertakings, agreements, instruments, documents, opinions, certificates and evidence in such form, as Bank or Bank's Counsel may reasonably request in connection with the Advance or the Additional Vessels in question, or as may otherwise be required under the Credit Agreement.

         5. Revisions to Euro-Rate Margins. The first paragraph of Section 2.5 of the Credit Agreement ("Determination of Margins and Quarterly Compliance Certificates") is hereby modified to read in full as follows:

                  (a) The Bank shall determine the Margin from time to time in the following manner. If, as of the end of any Four-Quarter Period, the Funded Debt/EBITDA Ratio for the Guarantor, on a consolidated basis, is within a range stated in the following column (1), the respective percentage rate per annum set forth opposite such range in column (2) (the "Margin" shall be applicable during the fiscal quarter of Guarantor immediately following the end of such Four-Quarter Period:

         Guarantor Funded Debt/EBITDA Ratio                 Margin
         ----------------------------------                 ------
         Equal to or greater than 2.50                      150 basis points
         and equal to or less than 3.00
         Equal to or greater than 1.50                      125 basis points
         and less than 2.50
         Less than 1.50                                     100 basis points

         6. Fees. Section 2.11(a) of the Credit Agreement is hereby modified to read in full as follows:

                  Section 2.11 Fees. The Borrower agrees to pay to the Bank, as consideration for the Loan commitment hereunder, the following fees:

                           (a) Unused Commitment Fee. The Borrower agrees to pay to the Bank, as additional consideration for the extension of the Maturity Date of the Loan and the maintenance of availability of Lender's commitment, an unused commitment fee for the period from and after January 1, 2000, to be calculated on a per them basis and payable in arrears on the last day of each fiscal quarter of the Guarantor commencing on March 31, 2000, or a rate or rates equivalent to the applicable "Unused Fee Rare" set forth below, calculated over the actual number of days in the fiscal quarter in question over an assumed year of 360 days, mutiplied times the average daily balance of the unused portion of the $33,000,000.00 Loan commitment for the fiscal quarter in question.. The Bank shall determine the "Unused Fee Rate" from time to time in the following manner. If, as of the end of the Four-Quarter Period ending on or most recently prior to the commencement of the Guarantor's fiscal quarter in question, the Funded Debt/EBITDA Ratio for the Guarantor, on a consolidated basis, is within a range stated in the following column (1), the Unused Fee Rate set forth opposite such range in column (2) shall be the "Unused Fee Rate" applicable to such fiscal quarter:

                  Guarantor Funded Debt/EBITDA Ratio         Unused Fee Rate
                  ----------------------------------         ---------------
                  Equal to or greater than 2.50              37.5 basis points
                  and equal to or less than 3.00
                  Equal to or greater than 1.50              37.5 basis points
                  and less than 2.50
                  Less than 1.50                             25 basis points

         7. Assignments, The Borrower is executing and delivering the Assignments to the Bank, for filing with the United States Coast Guard National Vessel Documentation Center to the extent so fileable, together with UCC-1 financing statements for filing with the applicable Uniform Commercial Code filing offices. The Assignments and the collateral granted thereby to Bank secure the Obligations in addition to any other collateral security. Without limiting the foregoing, the Assignments are intended to supplement the original Vessel Mortgages and shall not be deemed discharged by any satisfaction, discharge or foreclosure of any of the original Vessel Mortgages. If Bank should discharge an Assignment of record with the U.S. Coast Guard, such record assignment shall not constitute a satisfaction or discharge of the Assignment for any other purpose, and the assignments, security interests and liens granted thereby shall nevertheless continue until Bank executes a written instrument confirming that the Assignment is terminated absolutely. In the event of a default, neither Borrower nor Guarantor shall have any right to demand that Bank marshal any type or item of collateral security or any source of repayment for application prior to or after any other type or item of collateral or source of repayment for the Obligations.

         8. Modification of Certain Financial Covenants.

                  (a) Amendment of Borrower Tangible Net Worth Covenant. Subparagraph (a) of Paragraph 6.2(j)(i) of the Credit Agreement ("Negative Covenants - Financial Maintenance

Covenants - Covenants Pertaining To Borrower") is hereby modified to read in full as follows, effective on and after December 30, 1999:

                  (a) Tangible Net Worth. Tangible Net Worth of the Borrower shall at no time be less than $10,392,000, measured at the end of each fiscal year of Borrower (any time of reference is referred to herein for this purposes as a "Measuring Date").

                  (b) Amendment of Certain Guarantor Financial Covenants. Subparagraphs, (a), (b) and (c) of Paragraph 6.2(j)(ii) of the Credit Agreement ("Negative Covenants - Financial Maintenance Covenants - Covenants Pertaining to Guarantor") are hereby modified to read in full as follows, effective on and after December 30, 1999:

                  (a) Coverage Ratio. Guarantor's Coverage Ratio, measured at the end of each fiscal quarter of Guarantor, shall never be less than 1.40.

                  (b) Tangible Net Worth. Tangible Net Worth of Guarantor shall not be less than $97,000,000.00 on December 31, 1999. At the end of each fiscal year of Guarantor commencing with the fiscal year ending December 31, 2000 (any time of reference is referred to herein for this purpose as a "Measuring Date"), the Tangible Net Worth of Guarantor shall not be less than an amount equal to the sum of (A) $97,000,000.00 plus (B) the sum of the Net Income Increments for each fiscal year of Guarantor after December 31, 1999. For purposes of this Agreement, a "Net Income Increment" shall be calculated for each fiscal year of Guarantor commencing with the fiscal year ending December 31, 2000 and for the fiscal year in question shall be an amount (but not less than zero) equal to fifty percent (50%) of Guarantor's Consolidated Net Income for such fiscal year. For example, if Guarantor's Consolidated Net Income for the fiscal year ending December 31, 2000 were $1,000,000 the Net Income Increment attributable to that fiscal year would be $500,000 and the Guarantor's Minimum Tangible Net Worth would be $97,500,000 as of December 31, 2000; if its Consolidated Net Income for the fiscal year ending December 31, 2001 were a loss of $50,000, the Net Income Increment attributable to that fiscal year would be zero and the Guarantor's Minimum Tangible Net Worth would be $97,500,000 as of December 31, 2001; and if its Consolidated Net Income for the fiscal year ending December 31, 2002 were $2,000,000, the Net Income Increment attributable to that fiscal year would be $1,000,000 and the Guarantor's Minimum Tangible Net Worth would be $98,500,000 as of December 31, 2002.

                  (c) Funded Debt/EBITDA Ratio. Guarantor's Funded Debt/EBITDA Ratio, measured at the end of each fiscal quarter of Guarantor, shall never be greater than 3.00 at December 31, 1999 and thereafter.

         9. Cross-Default Provisions. Section 7.1 of the Credit Agreement ("Events of Default") is hereby modified by adding a new subsection (p) to read in full as follows:

                  (p) An "Event of Default" occurs under that certain Letter of Credit Agreement or Addendum thereto dated August 18, 1999 (collectively, the "Maritrans Barge Credit Agreement") providing for the issuance of a $4,946,771.05 Standby Letter of Credit in favor of Coastal Tug & Barge, Inc. for the Account of Maritrans Barge Co.; provided, however, that an "Event of Default" under Section 5.1(i) of the Addendum to the Maritrans Barge Credit Agreement shall not be an Event of Default hereunder if it either (A) is due to a dispute involving an amount in controversy of less than $100,000 or (B) is based upon claims arising in the ordinary course of the business of Maritrans Barge Co., and in either case the Event of Default is cured within thirty (30) days after it first occurs.

         10. Representations, Warranties and Other Covenants. Borrower and Guarantor each jointly and severally reaffirms, as of this date, the truth and completeness of the representations and warranties set forth in the Credit Agreement, other than the representations and warranties regarding material events since the date of the financial statements referred to in Section 3.4 of the Credit Agreement, except to the extent heretofore waived in writing by the Bank. In addition:

         (a) Borrower and Guarantor each jointly and severally represent and warrant that no Event of Default, or any event which with the passing of time or the giving of notice or both would become an Event of Default, has occurred and is continuing.

         (b) The Guarantor has delivered to Bank its audited Consolidated and consolidating financial statements as at and for the fiscal year ended December 31, 1998 (the "Audited Date"), and its unaudited financial statements for the three (3) month periods ended September 30, 1999, stated on a non-Consolidated basis, dated the date of this Agreement (collectively, the "Delivered Financial Statements". Such financial statements fairly reflect the respective financial conditions of the Guarantor and the Borrower as at such dates and fairly reflect the results of the Consolidated operations of The Guarantor for the periods then ended, all in conformity with GAAP consistently applied. There has been no material adverse change in the condition, financial or otherwise, of the Guarantor since the Audited Date. Neither Borrower nor Guarantor has any material obligations or liabilities which are not disclosed in the Delivered Financial Statements except obligations arising in the ordinary course of business since September 30, 1999. Borrower and Guarantor are each solvent on this date in that (i) the fair value of its assets exceeds the amounts of its liabilities and other obligations, and (ii) each of them is capable of paying its debts and obligations as they may become due.

         (c) The "chief executive office" of the Borrower, and the location of its records relating to Vessel charters, charter hire, freights and the like (the Borrower's "Chief Executive Office"), is presently at 1818 Market Street, Suite 3540, Philadelphia, PA 19103. On and after March 31, 2000, Borrower's Chief Executive Office will be located at Two Harbour Place, 302 Knights Run Avenue, 12th Floor, Tampa, FL 33602.

         11. Reaffirmation of Loan Documents, Accommodations and Collateral. Guarantor hereby ratifies and confirms that it remains fully obligated under the Guaranty, and that the Guaranty including without limitation the warrant of attorney to confess judgment contained therein remains in full force and effect as heretofore modified and supplemented, and, as modified including without limitation the warrant of attorney to confess judgment contained therein hereby and extends to and secures the payment of the Obligations pursuant to the Loan Documents as heretofore supplemented and modified and as supplemented and modified by this Supplement. Each of the Loan Documents including without limitation the warrant of attorney to confess judgment contained therein remains in full force and effect as heretofore supplemented and modified and, as supplemented and modified by this Supplement, including without limitation the warrant of attorney to confess judgment contained therein, extend to and continue to secure the Obligations as modified and supplemented by this Supplement and the other Supplemental Loan Documents. To the extent required in order to achieve the intent of this Supplement, this Supplement shall be deemed to supplement and modify each of the Loan Documents.

         12. Miscellaneous.

                  (a) Effect of Agreements; Waivers: Construction. The provisions of this Supplement shall supplement and modify the provisions of the Loan Documents, which continue in full force and effect as supplemented and modified hereby.

                  (b) Counterparts. This Supplement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  (c) Successors and Assigns. This Supplement shall be binding upon and inure to the benefit of the Bank, the Borrower and their respective successors and assigns.

                  (d) Signing Authority. The individuals signing this Supplement on behalf of each party represent and warrant to the other parties that they are respectively authorized by all necessary corporate action to execute and deliver this Supplement on behalf of the respective party or parties for whom they are signing.

                  (e) Expenses and Legal Fees. Borrower and Guarantor will pay on demand all of the fees and expenses of Bank and its legal counsel arising in connection with this Supplement, the Assignments, any Vessel Mortgages or any further supplements or amendments to any of the Loan Documents and the transactions contemplated thereby including, but not limited to, all legal fees and out-of-pocket expenses incurred by Bank in the development, preparation, negotiation, filing and closing of this Supplement and all such documents.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Supplement by their respective authorized officers, as of the date first written above.

Attest:                                      MARITRANS TANKERS INC.


/s/ Arthur Volkle                            By: /s/ Walter T. Bromfield
---------------------------                      -------------------------
Title: Secretary                             Title: Treasurer

Attest:                                      MARITRANS INC.



/s/ /s/ Walter T. Bromfield                  By: /s/ Philip J. Doherty
---------------------------                  -----------------------------
Title: Asst Secretary                        Title: Vice President


Witness:                                     MELLON BANK, N.A.


                                             By: /s/ Liam Brickley
---------------------------                  -----------------------------
                                             Title: Vice President